AGREEMENT REGARDING COLLECTION OF ACCOUNTS RECEIVABLE AND SERVICING OF
                   CUSTOMERS AS RELATED TO DEFERRED REVENUES


         AGREEMENT REGARDING COLLECTION OF ACCOUNTS REEIVABLE AND SERVICING OF CUSTOMERS AS RELATED TO DEFERRED REVENUES DATED AS OF June 17, 1996, among Continental Healthcare Systems, Inc., a Delaware corporation, ("Continental") and Digimedics Corp., a California corporation (Digimedics").

                                    RECITALS

         WHEREAS, Continental and Digimedics are parties to a certain Asset Purchase Agreement dated June 17, 1996 providing for, among other things, the purchase by Digimedics from Continental of certain assets related to Continental's business of developing, selling and supporting computer software systems and providing management information systems, for hospital pharmacies in the United States and other countries (the "Business"); and

         WHEREAS, while Digimedics is purchasing some accounts receivable of the Business, Digimedics is not purchasing, and Continental is retaining, other accounts receivable of the Business;

     WHEREAS, relating to the accounts receivable retained by Continental, additional work needs to be done;

         WHEREAS, Continental wishes to contract with Digimedics to perform this additional work relating to and to assist Continental in collecting the accounts receivable that Continental is retaining, and Digimedics is willing to do so on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and sufficient consideration paid, the parties hereby agree as follows:

         1.       Collection of Accounts Receivable.

                  a. In General. Continental is contracting with Digimedics as provided in this agreement to assist with the collection of the Receivables (defined below) and in consideration therefor Continental will pay to Digimedics thirty percent (30%) of the amount of Receivables actually collected.

                  b. Amount and Identification of Receivables. As of the date hereof, certain receivables will be transferred and become the property of Digimedics while the remaining receivables remain the property of Continental. These remaining receivables, totaling Five Million One Hundred Eighty Five Thousand Eight Hundred Nineteen Dollars ($5,185,819), remain the property of Continental and will be referred to in this agreement as the "Receivables;" any one of the Receivables will be referred to a "Receivable." A list of all of the Receivables is set forth on Schedule A attached hereto.

                  c.       Level and Extent of Effort.

                           i. Commercially  Reasonable Efforts.  Digimedics will
                  assume the primary responsibility for collecting the Receivables and will use commercially reasonable efforts to make such collections. During the period when Digimedics is responsible for collecting the Receivables, Continental will not make any efforts whatsoever to also collect the Receivables that have not yet been billed to the customer by Continental. Commercially reasonable efforts means that Digimedics will contact the customers owing the Receivables and attempt to collect the Receivables due from that customer but does not mean that Digimedics is required to lose money in this process, that is, to use a level of effort to collect from a customer which costs (on a fully allocated basis including a profit margin) more than the thirty percent (30%) of the receivables owned by that customer. In no event will Digimedics be required to [A] engage a collection agency, or [B] to commence litigation against any account debtor, or [C] attempt to enforce against a customer an existing contractual obligation, such as to purchase a module, where after entering the contract the customer has decided not to make such purchase, in order to collect Receivables. However, should Digimedics deem it advisable to engage a third party to collect all or part of the Receivables and provided Continental agrees in writing to do so, the costs of the third party will be deducted from the Receivables and the remainder will be allocated seventy percent (70%) to Continental and thirty percent (30%) to Digimedics. The limitation on the amount to be spent by Digimedics on collection provided in this paragraph is independent of and not a limitation on Digimedics' costs to perform the work for customers referred to in paragraph 2 below.

                           ii. Uncollectible Receivables.  The parties recognize
                  that it may be difficult to collect certain of the Receivables. At any time, Digimedics may indicate in writing to Continental that it is not able to collect a Receivable for which customer work has been completed at which point Digimedics will be relieved from any obligation to collect such Receivable, which obligation will fall to Continental. In any event, should Digimedics not be able to collect a Receivable within twelve (12) months after Digimedics has completed the work Continental is contracting with Digimedics to do under paragraph 2 below, then Continental may by written notice require that Digimedics cease its efforts and be relieved from any obligation to collect such Receivable, which obligation will fall to Continental. In the event the obligation to collect a Receivable falls on Continental, then whatever amount Continental collects shall be for the sole benefit of Continental.

                  d. Mechanism for Payment of Receivables to Continental and of Collection Fee to Digimedics.

                           i. Continental, Digimedics and Lock Box Procedure. With respect to the Receivables that have been invoiced by Continental prior to the date of this Agreement, it is anticipated that the customer will pay the amount to Continental as indicated on the invoice and Continental will pay thirty percent (30%) of such funds to Digimedics on receipt by Continental. Regarding the Receivables not so billed by Continental prior to the date hereof, Digimedics will instruct and use its best reasonable efforts to have customers pay amounts related to Receivables directly into a lock box or account (the "Lock Box") at a Bank (the "Bank") pursuant to a lock box agreement attached hereto as Exhibit 1 (the "Lock Box Agreement"). Among other things, the Lock Box Agreement provides that as promptly as practicable, depending upon the Bank's standard practices, to the extent Receivables are collected, 91) the Bank will provide to both Continental and Digimedics a list of the deposits made into the Lock Box during the prior period, identifying the name of the depositor and the amount deposited and 92) the Bank will pay seventy percent (70%) of such funds to Continental and thirty percent (30%) of such funds to Digimedics.

                           ii. "True-Up" Mechanism. It is recognized that despite the intentions and efforts of the parties otherwise, customers may pay (1) Receivables directly to Digimedics, (2) amounts that are not Receivables ("Non-Receivables") to the Lock Box, or (3) Receivables plus Non-Receivables into the Lock Box or directly to Digimedics. If Receivable are paid to Digimedics, promptly after discovery Digimedics will pay those Receivables into the Lock Box. If Non-Receivables are paid into the Lock Box, promptly after discovery Continental will pay to Digimedics seventy percent (70%) of the Non-Receivables paid into the , representing the total of the Non-Receivables Continental has received via operation of the Lock Box Agreement. If an amount composed of both Receivables and Non-Receivables is paid to Digimedics, then promptly after discovery Digimedics will pay the Receivables portion into the Lock Box. If a an amount composed of both Receivables an Non-Receivables is paid to the Lock Box, then promptly after discovery Continental will pay to Digimedics seventy percent (70%) of the Non-Receivables portion paid into the Lock box, representing the total of the Non-Receivables portion Continental has received via operation of the Lock Box Agreement.

                  e. Procedures for Avoidance of Confusion and Allocation of Payments by Customers. Notwithstanding the foregoing, the party's acknowledge that there may be confusion regarding payments from customers which are intended to be applied to the Receivables and payments from customers which are intended to be applied to new receivables for work or services provided by Digimedics (other than work referred to in paragraph 2 below) arising after Digimedics assumes the conduct of the Business. To avoid such confusion, all payments which are clearly identified (either by reference to an invoice number, by exactly matching the amount of a specific invoice, or otherwise) as payments for maintenance or service charges for the period starting on the date of the closing of Digimedics' acquisition of the Business shall be paid to and retained in its entirety by Digimedics. All payments representing maintenance or support charges for the period starting on the Closing Date shall be paid to and retained 100"% by Digimedics. All payments which are identified by the customer hospital as relating to a particular invoice shall be allocated to that invoice. All payments which are identical in amount to an invoice shall be allocated to such invoice. All items designated as maintenance or relating to the amount of periodic maintenance will be allocated to maintenance. In the event that the dollar amount of the payment received is identical to one or more maintenance invoices the payment will be allocated first to the oldest unpaid maintenance invoice which is no more than 6 months overdue and after all maintenance 6 months or less overdue are paid, then to the oldest maintenance invoice remaining unpaid. In the event that payment is received which are not allocated by the customer And which do not match the dollar amount of an outstanding unpaid invoice, such payment will be applied to the oldest outstanding invoice provided such invoice is not more than 6 months overdue and further provided however, if all invoices are current (including maintenance invoices), additional funds received from the customer hospital will be allocated to the oldest unpaid invoice regardless o whether or not more 6 months overdue. Doe purposes of this Agreement the phrase "6 months overdue" shall refer to an invoice which as not been paid for a period of 6 months after the due date for the payment of such invoice established in accordance with Digimedics' billing practices. Any invoice on which Digimedics charges interest shall be considered due on the date that such interest charges commence.

                  f. Procedures Regarding Certain Receivables. Regarding Receivables from those agreements Continental has entered with customers on or after January 1, 1996, Digimedics agrees that, until June 17, 1997, should all or part of a Digimedics pharmacy system substitute for the Pharmakon system then being used by the customer in accordance with that agreement, such substitution will not reduce the amount of the Receivable payable by the customer under that agreement and the amounts paid by the customer for the Digimedics substitute shall be deemed to be payment of the Receivable by the customer for purposes of this Agreement, provided, however, that in no event will the Receivable due from or paid by a customer exceed the amount set forth for each customer on Schedule A hereto.

         2.     Performance of Additional Services Related to Deferred Revenues.

                  a. Assumption of Obligation to perform Work. As of the date of this Agreement, substantial additional services must be performed by the customers identified on Schedule B hereto, such as installation of systems, customizing systems, training of customer personnel in the use of the system and certain additional hardware (approximately $10,000 to $20,000 at cost, in addition to hardware in inventory) must be provided to the customers before the Receivables related to such services and hardware can be billed and/or collected, which amount of work is quantified on Continental's financial statements as of April 30, 1996 and identified by the term "Deferred Revenues." Deferred Revenues as of the date of this Agreement equal $1,236,987 (one Million Two Hundred Thirty Six Thousand Nine Hundred Eighty Seven Dollars). The performance of such work is a condition to payment by those customers of certain of the Receivables. Digimedics will agree to perform these services and provide such hardware on behalf of Continental in exchange for the payment to Digimedics of the Deferred Revenues. Digimedics agrees to use commercially reasonable efforts to perform the services required in connection with the Deferred Revenue in a reasonably prompt, workmanlike and efficient manner. Schedule D sets forth Continental's good faith estimate of the hours required as of the date set forth on that schedule, based on Continental's current business practices, to complete the services necessary to fulfill the requirements to bill the Receivables in accordance with the underlying contracts.

                  b. Mechanism for Payment of Deferred Revenues. The abovementioned 41,236,987 (One Million Two Hundred Thirty Six Thousand Nine Hundred Eighty Seven Dollars) will be paid by Continental to Digimedics simultaneous with the full payment of the Note 9as such term is defined in the Asset Purchase Agreement of even date among the parties and Information Handling Services Group, Inc. Such payment may be made either (a) at the discre6tion of either party, after written notice to the other, by offsetting the amount due on the Note, or (b) by wire transfer to the account designated by Digimedics on Schedule C hereto.

                  c. Each party will provide to the other with all records and information that the other may reasonably request concerning the collection of the Receivables and Digimedics will provide to Continental with all records and information that Continental may reasonably request concerning the status of the additional work to be performed by Digimedics in accordance with paragraph 2 of this Agreement. Each party will provide the other with reasonable access to such records and information so that the parties can review same and monitor progress. It is anticipated that the parties will meet on a periodic basis so that each party will be informed by the other with respect to the Receivables.

                  d.       Certain Matters Related to Certain Contracts.

                           i. Henry Ford and  Fairview.  Continental's  contract
                  with the Henry Ford Hospital potentially requires work to be done concerning an MT Device. Continental's contract with the Fairview Hospital potentially requires work to be done concerning a clinical evaluation manage ("CLEM"). Should either of these hospitals require that such work be done, any and all obligations related to the work, including, without limitation, refunding money, performing the work or defending a litigation on the matter will be the sole responsibility of Continental and Continental will indemnify and hold Digimedics harmless from any and all claims and/or litigation and related expense (including, without limitations, reasonable attorneys' fees and disbursements and other obligation and settlement costs, regardless of the outcome) arising out of or concerning work to be done for the Henry Ford Hospital on the MT Device or for Fairview Hospital on the CLEM.

                           ii. Pittsburgh. Continental's contract with the University of Pittsburgh Medical Center ("Pittsburgh") potentially requires joint development work to be done concerning an Electronic MAR. Should Pittsburgh require that work be done and Digimedics, after unsuccessfully attempting to dissuade Pittsburgh from requiring the work be done, does not wish to do the development work, any and al obligations related to the work, including, without limitation, refunding money, performing the work or defending a litigation on the matter will be the sole responsibility of Continental and Continental will indemnify and hold Digimedics harmless from any and all claims and/or litigation and related expense (including, without limitations, reasonable attorneys' fees and disbursements and other obligation and settlement costs, regardless of the outcome) arising out of or concerning work for Pittsburgh to be done on the Electronic MAR.

                           iii. Indemnity Process.  With regard to subparagraphs
                  i. and ii. Immediately above, as the indemnitor, Continental may control the defense of any action or claim at its expense and through counsel of its choice and may resolve or settle the matter (requiring Digimedics agreement to do so only if Digimedics is adversely affected by such resolution) and Digimedics shall cooperate at Continental's expense as reasonably required.

         3. Representations and Warranties. Continental hereby represents and warrants to Digimedics as follows:

                  a. Receivables. Schedule A hereto sets forth a true and complete list of all of the Receivables. All of the Receivables which have been billed as of the date of this Agreement arose from the sale of inventory or services to persons, corporations, partnerships or other entities not affiliated with Continental and in the ordinary course of business consistent with past practice.

                  b. Deferred Revenue. The work to be performed in connection with the Deferred Revenue arose under valid and existing contracts which are binding on the respective parties thereto an are in full force and effect.

         4.       Miscellaneous.

                  a. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the part incurring such costs and expenses.


                  b. Notices. All notices, requests, waivers, claims, demands and other communications which are required or permitted hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service for which a written receipt is given, by cable, by telecopy (providing evidence of receipt), by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

                           i.        if to Continental:

                                    Continental Healthcare Systems, Inc.
                                    C/o Information Handling Services Group,Inc.
                                    15 Inverness Way East
                                    Englewood, Colorado 80122
                                    Telecopy No.: (303) 792-9034
                                    Attention: President

                                    with a copy to:

                                    TBG Services, Inc.
                                    565 Fifth Avenue
                                    New York, NY 10017
                                    Telecopy No.: (212) 850-8530
                                    Attention: Stephen Green, Esq.

                           ii.       if to Digimedics:

                                    Digimedics Corp.
                                    1600 Green Hills Road
                                    Scotts Valley, CA 95066
                                    Telecopy No.: (408) 438-8422
                                    Attention: Les Dace
                                    with a copy to:

                                    Mediware Information Systems, Inc.
                                    1121 Old Walt Whitman Road
                                    Melville, New York 11747-3005
                                    Telecopy No.: (516) 423-0161
                                    Attention: President

                                    Hackmyer & Nordlicht
                                    645 Fifth Avenue
                                    New York, New York 10022
                                    Telecopy No.: (212) 421-0499
                                    Attention: Ira S. Nordlicht, Esq.

                                    Winthrop, Stimson, Putnam & Roberts
                                    One Battery Park Plaza
                                    New York, New York 10004
                                    Telecopy No.: (212) 858-1500
                                    Attention: Jonathan H. Churchill, Esq.

         All such notices shall be deemed to have been given on the date personally delivered, upon possession of a receipt establishing that a facsimile transmission was received or five days after mailed in the manner provided above. Any party may change its address for delivery of notice by providing written notice to the other parties in the manner discussed above.

                  c. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or other wise communicate with any news media without prior consultation with the other party except as required by applicable law. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

                  d. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  e. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  f. Entire Agreement. This Agreement and the Asset Purchase Agreement and other agreements referred to therein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Continental and Digimedics with respect to the subject matter hereof.

                  g. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Continental and Digimedics (which consent may be granted or withheld in the sole discretion of Continental and Digimedics); provided, however, that Digimedics may assign this Agreement to an Affiliate of Digimedics or to any entity of which it is a controlling stockholder without the consent of Continental, in which case, such assignee shall thereafter become obligated to all of the obligations herein set forth to be performed by Digimedics, but Digimedics shall remain liable for its obligations under this Agreement.

                  h. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assignees and nothing herein, express or implied, is intended to or shall confer upon any other person, corporation, partnership or other entity, any legal or equitable right, benefit or remedy of any nature whatsoever.

                  i. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Continental and Digimedics. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No provision of this Agreement may be waived unless in writing signed by the party to be charged therewith. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                  j. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall only be heard and determined in any New York state or federal court sitting in the City of New York. Any process or notice of motion or other application to any of such courts may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allows. With respect to such courts, Digimedics and Continental hereby expressly waive any defense based on doctrines of venue or forum non conveniens or similar rules or doctrines.

                  k.       Dispute Resolution.

                           i. In the event of any controversy, claim or dispute,
                  the party initiating the controversy, claim or dispute shall provide to the other party a written notice containing a brief and concise statement of the matter, together with relevant supporting facts. During a period of thirty (30) days or such longer period as mutually agreed, the parties shall attempt to settle the matter by good faith negotiation. Such efforts shall include, but not be limited to, full presentation by each party of its claims, with or without counsel, to the Presidents of Mediware information Systems, Inc. and of Information Handling Services Group, Inc., which are the parent companies of the parties.

                           ii. If efforts under Subsection 5.k.i. are not successful, such dispute will be settled by binding arbitration in New York, New York, under the Commercial Rules of the American Arbitration Association then in effect (except as otherwise set forth in the Agreement). The failure to comply with Subsection 5.k.i. with respect to such dispute shall be an absolute bar to the institution of arbitration proceedings with respect thereto. The arbitration shall be conducted in the English language before a panel of three arbitrators, one of whom is selected by Continental, one of whom is selected by Digimedics, and one of whom is selected by Continental and Digimedics jointly (or by the other two arbitrators, if the parties cannot agree). The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. If either party fails to appoint an arbitrator in thirty days, the other party may request that the American Arbitration Association may be such appointment. The arbitrators will be required to render a full and complete written report of their decision. The decision of a majority of the arbitrators will constitute the arbitrators' decision. Any award rendered by the arbitrators shall be binding upon the parties hereto and shall be final, subject to review by a court of competent jurisdiction under the statutory standard of review applicable to arbitration. Judgment on the award may be entered in any court of record having competent jurisdiction. Each party shall pay its own expenses or arbitration and the expenses o the arbitrators shall be equally shared except that if, in the opinion of the arbitrators, any claim or position by a party hereto, or any defense or objection thereto by another party was unreasonable or frivolous, the arbitrators may in their discretion assess as part of their award all or any art of the arbitration expenses of the other party or parties (including reasonable attorneys' fees) and expenses of the arbitrator against such party. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time. The law of the State of New York shall govern the validity, scope and effect of this Subsection 5.k.

                  l. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  m. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstration the inadequacy of monetary damages.

                  n. Receipt of Money or Other Assets. If any money or other assets are received by Continental or Digimedics to which the other party is entitled pursuant to this Agreement, such party shall hold such money or assets in trust and shall promptly notify and account therefore to the other within fifteen (15) days of receipt.

                  o. Exhibits and Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         IN WITNESS WHEREOF, Continental and Digimedics have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           CONTINENTAL HEALTHCARE SYSTEMS, INC.


                           By:_______________________________________
                           Name:_____________________________________
                           Title:______________________________________


                           DIGIMEDICS CORP.


                           By:_______________________________________
                           Name:_____________________________________
                           Title:______________________________________